EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to First Financial Service Corporation 2006 Stock Option and Incentive Compensation Plan of our reports, dated March 13, 2007, on the consolidated financial statements of First Financial Service Corporation, on First Financial Service Corporation management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of First Financial Service Corporation, which reports are included in Form 10-K for First Financial Service Corporation for the year ended December 31, 2006.

/s/ Crowe Chizek and Company LLC

April 25, 2007
Louisville, Kentucky